Exhibit 10.1

CONSULTING AGREEMENT

                This Consulting Agreement (this “Agreement”) is entered into on May 18, 2001 between BORLAND SOFTWARE CORPORATION, a Delaware corporation (the “Company”), and DAVID HELLER (the “Consultant”).

                WHEREAS, the Company desires to obtain the benefit of the Consultant’s knowledge and experience by retaining the Consultant, and the Consultant desires to accept such position, for the term and upon the other conditions hereinafter set forth.

                NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

1.

EFFECTIVE DATE AND CONSULTING TERM:   This Agreement shall be effective on the date first written above (the “Effective Date”). The Consultant shall commence rendering his consulting services hereunder on May 30, 2001 and shall continue to render such services for a three-year term expiring on May 29, 2004 (the “Consulting Term”), unless the Consulting Term shall be earlier terminated in accordance with Section 7 or 8 below. Each twelve month period during the Consulting Term that commences on May 30 and ends on May 29 of the following year shall be referred to herein as a “Year”.

2.

POSITION AND DUTIES:   During the Consulting Term, the Consultant shall, at the request of the Company’s Chairman of the Board, Chief Executive Officer or Board of Directors, render consulting services to the Company relating to strategic planning, product development and general business and financial matters. During the first Year of the Consulting Term, the Consultant shall not be required to devote more than 100 hours to the rendering of his consulting services hereunder, and during the second Year of the Consulting Term, the Consultant shall not be required to devote more than 50 hours to the rendering of his consulting services hereunder. During the third Year of the Consulting Term, the Consultant shall not be required to cause the Consultant to devote more than 25 hours to the rendering of consulting services hereunder.

3.

LOCATION:   The Consultant’s consulting services shall be rendered at the Company’s principal executive offices or at any other mutually agreeable location. The Company shall not be required to provide the Consultant with office space or secretarial or other support services in connection with his rendering of consulting services hereunder.

4.	COMPENSATION: The Consultant shall be compensated by the Company as follows:

a.

Consulting Fees:  During the first Year of the Consulting Term, the Consultant will be paid the sum of $40,000. During the second Year of the Consulting Term, the Consultant will be paid the sum of $20,000. During the third Year of the Consulting Term, the Consultant will be paid the sum of $10,000. During the Consulting Term, the Consultant’s fees shall be payable monthly in equal installments, regardless of the actual number of hours devoted by the Consultant to the rendering of services hereunder during any month in the Consulting Term.

b.

Expenses:  During the Consulting Term, the Company shall reimburse the Consultant for all business expenses reasonably incurred by the Consultant in the performance of his consulting services hereunder as requested by the Chairman of the Board, Chief Executive Officer or Board of Directors, upon submission to the Company of appropriate documentation in respect of such expenses and approval by the Chief Executive Officer.

c.

Benefits:  During the Consulting Term, the Consultant shall not be entitled to any employee benefits (e.g., group health insurance, vacation, sick leave, severance or 401(k) participation) from the Company.

d.

Stock Options:  Any Company stock options previously granted to the Consultant by the Company shall, subject to the terms of the applicable plan and agreement pursuant to which they were granted, continue to vest and remain exercisable.

5.

INDEPENDENT CONTRACTOR:  During the Consulting Term, the Consultant shall be an independent contractor and not an employee of the Company. Accordingly, the Consultant shall be responsible for payment of all taxes for remuneration received under this Agreement, including Federal and State income tax, Social Security tax, Unemployment Insurance tax, and any other taxes or business license fees as required.

6.	EFFORTS: The Consultant shall devote reasonable efforts and attention in rendering his services hereunder.

7.

VOLUNTARY TERMINATION:  The Consultant may voluntarily terminate his consultancy for any reason upon providing the Company with 30 days’ prior written notice. In the event Consultant voluntarily terminates his consultancy with the Company, the Consultant shall be entitled to no compensation from the Company other than in respect of (x) any monthly installment of consulting fees earned but not yet paid as of the effective date of his termination and (y) the reimbursement of his expenses in accordance with Section 4(b).

8.

OTHER TERMINATION:  The Consultant’s consultancy may be terminated by the Company in the event of the Consultant’s death or disability (as defined below) or for cause (as defined below). Upon any termination under this Section 8, the Consultant shall be entitled to no compensation from the Company other than in respect of (x) any monthly installment of consulting fees earned but not yet paid as of the effective date of his termination and (y) the reimbursement of his expenses in accordance with Section 4(b) above. For purposes of this Agreement, (a) “disability” means the Consultant’s inability to perform services for any consecutive 120-day period as a result of a physical and/or mental impairment and (b) “for cause” means a termination of the Consultant’s consultancy by the Company for any of the following reasons: (i) any action taken by the Consultant which has a material and detrimental affect on the Company, its shareholders, its reputation or its businesses; (ii) the Consultant’s willful and continued refusal to perform any duty reasonably assigned to him in accordance with the provisions of this Agreement; (iii) any breach of this Agreement by the Consultant, which if curable, is not cured within 10 days following written notice from the Company to the Consultant of such breach; (iv) the Consultant’s conviction (including any plea of guilty or nolo contendere) for any criminal act which impairs the Consultant’s ability to perform his duties under this Agreement; or (v) the Consultant becoming an officer, director, employee or agent of, or a consultant to, a corporation, person, firm or entity, which in the reasonable determination of a majority of the full membership of the Company’s Board of Directors results in, or is likely to result in, a conflict of interest with the Consultant’s position as a consultant to the Company.

9.

NON-SOLICITATION:  During the period from the Effective Date through the end of the Consulting Term and for a twelve month period thereafter, the Consultant will not, directly or indirectly, recruit, induce or otherwise attempt to persuade any person who is now, or who subsequently becomes an employee, sales representative or consultant of the Company to terminate his or her relationship with the Company.

10.

CONFIDENTIALITY:  The Consultant shall not, commencing on the Effective Date and at all times thereafter, directly or indirectly communicate or divulge to, or use for the Consultant’s own benefit or for the benefit of any other person, or entity, any of the Company’s trade secrets, proprietary data and confidential information (including, without limitation, nonpublic information pertaining to or derived from (i) meetings or deliberations of the Company’s Board of Directors (or any committee thereof) and (ii) discussions with any officer or employee or former officer or employee of the Company, member or former member of the Company’s Board of Directors or any current of former agent or attorney of the Company) communicated to or otherwise learned or acquired by the Consultant in the course of his service hereunder or in the course of his service on the Company’s Board of Directors.

11.

MUTUAL RELEASE:  The Consultant on behalf of himself and his successors, assigns and heirs and on behalf of each person or entity claiming through any of them, and the Company, on behalf of itself and its affiliates, their respective successors and assigns and each person or entity claiming through any of them, hereby forever relieves, releases and discharges the other (and, as applicable, any released party’s successors, predecessors, assigns, heirs, agents, directors, officers and employees) from any and all claims, debts, liabilities, demands, obligations, actions, or causes of action, whether arising out of acts or omissions occurring before the execution of this Agreement, whether known or unknown, apparent or concealed; provided, however, that nothing herein shall be deemed to release (i) the Company or the Consultant in connection with their respective rights and obligations under this Agreement or any stock option agreement, (ii) the Consultant’s rights to indemnification or reimbursement under the Company’s by-laws, articles of incorporation, directors and officers liability insurance policies or indemnification agreements and (iii) the Consultant’s rights to reimbursement of expenses incurred in respect of his service on the Company’s Board of Directors. The Consultant and the Company acknowledge that they have read Section 1542 of the Civil Code of the State of California, which states in full that:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

The Consultant and the Company waive any rights that they have or may have under Section 1542 of the Civil Code of the State of California to the full extent that they may lawfully waive such rights pertaining to this release, and affirm that they are releasing all known and unknown claims that they have or may have against any of the parties referred to in this Section 11.

12.

DISPUTE RESOLUTION:  In the event of any dispute or claim relating to or arising out of the Consultant’s relationship with the Company, this Agreement, or the termination of the consultancy with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, disability or other discrimination), any dispute or claim shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California. The Consultant and the Company hereby knowingly and willingly waive their respective rights to have any such disputes or claims tried by a judge or jury. Notwithstanding the foregoing, this arbitration provision shall not apply to any disputes or claims relating to or arising out of (i) the actual or alleged misuse or misappropriation of the Company’s property, including, but not limited to, its trade secrets or proprietary information or (ii) the Consultant’s actual or alleged breach of Sections 9 and 10 above.

13.

SEVERABILITY:  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

14.

ASSIGNMENT:  This Agreement may not be assigned by either party hereto without the prior written consent of the other party, except that the Company may assign this Agreement to a corporation succeeding to substantially all the assets or business of the Company whether by merger, consolidation, acquisition, or otherwise.

15.

ENTIRE AGREEMENT:  This Agreement constitutes the entire agreement between Consultant and the Company regarding the terms and conditions hereof, and supersedes all prior negotiations, representations or agreements between Consultant and the Company regarding the Consultant’s consultancy, whether written or oral.

16.	MODIFICATION: This Agreement may only be modified or amended by a supplemental written agreement signed by Consultant and an authorized officer of the Company.

17.

COMPANY:  The term "Company" as used in this Agreement means and includes not only Borland Software Corporation, but also any subsidiary, parent or affiliated corporation of Borland Software Corporation.

18.

EACH PARTY THE DRAFTER:  This Agreement and the provisions contained in it shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party's legal representative to draft any of its provisions.

19.

GOVERNING LAW:  This Agreement shall be interpreted in accordance with and governed by the laws of the State of California without reference to the conflict of laws principles thereof or of any other jurisdiction.

                IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

BORLAND SOFTWARE CORPORATION

By: /s/ Keith E.Gottfried
Name: Keith E. Gottfried	/s/ David Heller
Title: Senior Vice President, General	DAVID HELLER
Counsel & Corporate Secretary